The Coastal Corporation                                     The Energy People







                                          March 28, 1995

Dear Fellow Stockholder:

         You are cordially invited to attend the 1995 Annual Meeting of Stockholders of The Coastal Corporation to be held on May 4, 1995, at the Stouffer Renaissance Hotel, Greenway Plaza, Houston, Texas, at 10:00 a.m. Your Board of Directors and executive officers look forward to personally greeting those stockholders able to attend.

         The matters to be acted on at the meeting are set forth in the accompanying Notice of Annual Meeting and Proxy Statement.

         It is important that your shares be represented at the meeting. Would you please sign, date and mail the enclosed proxy in the envelope provided at your earliest convenience.

                                          Sincerely,

                                               O. S. WYATT, JR.
                                          --------------------------
                                               O. S. Wyatt, Jr.
                                           Chairman of the Board and
                                            Chief Executive Officer

                                               DAVID A. ARLEDGE
                                          --------------------------
                                               David A. Arledge
                                                 President and
                                            Chief Operating Officer



COASTAL TOWER
NINE GREENWAY PLAZA
HOUSTON, TEXAS 77046-0995

                           THE COASTAL CORPORATION
                                Coastal Tower
                             Nine Greenway Plaza
                          Houston, Texas 77046-0995

              NOTICE OF THE 1995 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 4, 1995

To the Stockholders of The Coastal Corporation:

         NOTICE IS HEREBY GIVEN that the 1995 Annual Meeting of Stockholders of The Coastal Corporation ("Coastal" or the "Company") will be held at 10:00 a.m. on May 4, 1995, at the Stouffer Renaissance Hotel, Greenway Plaza, Houston, Texas, for the following purposes:

         (1) To elect four Class III directors to terms of office expiring at the 1998 Annual Meeting of Stockholders; and

         (2) To transact such other business as may properly come before the meeting or any adjournments thereof.

         The voting stock of the Company should be represented as fully as possible at the Annual Meeting. Therefore, it will be appreciated if you would sign, date and return the enclosed proxy at your earliest convenience. You may, of course, change or withdraw your proxy at any time prior to the voting at the meeting. However, signing and returning the proxy will assure your representation at the Annual Meeting.

         The Board of Directors has fixed the close of business on March 15, 1995 as the record date for the determination of holders of Common Stock, Class A Common Stock, $1.19 Cumulative Convertible Preferred Stock,
Series A, $1.83 Cumulative Convertible Preferred Stock, Series B, and $5.00 Cumulative Convertible Preferred Stock, Series C, entitled to notice of, and to vote at, the Annual Meeting.

                                  By Order of the Board of Directors,


                                             AUSTIN M. O'TOOLE
                                  -----------------------------------
                                             Austin M. O'Toole
                                  Senior Vice President and Secretary

March 28, 1995

                            YOUR VOTE IS IMPORTANT

TO SECURE THE LARGEST POSSIBLE REPRESENTATION AT THE MEETING AND SAVE THE EXPENSE OF A SECOND MAILING, WOULD YOU PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                              TABLE OF CONTENTS


                                                                         Page

Stock Ownership . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
Proposal - Election of Directors  . . . . . . . . . . . . . . . . . . .     3
      Vote Required for Approval  . . . . . . . . . . . . . . . . . . .     3

Information Regarding Directors . . . . . . . . . . . . . . . . . . . .     4
      Committees and Meetings . . . . . . . . . . . . . . . . . . . . .     6

      Compensation of Directors . . . . . . . . . . . . . . . . . . . .     6
Executive Compensation  . . . . . . . . . . . . . . . . . . . . . . . .     7
      Summary of Cash and Certain Other Compensation  . . . . . . . . .     7

      Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . .     8
      Option/SAR Exercises and Holdings . . . . . . . . . . . . . . . .     8

Compensation and Executive Development Committee Report on Executive
      Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . .     9
Pension Plan Table  . . . . . . . . . . . . . . . . . . . . . . . . . .    12

Performance Graphs - Shareholder Return on Common Stock . . . . . . . .    13
Transactions with Management and Others . . . . . . . . . . . . . . . .    14

Certain Business Relationships  . . . . . . . . . . . . . . . . . . . .    14
Compliance with Section 16(a) of the Exchange Act . . . . . . . . . . .    15
Independent Auditors  . . . . . . . . . . . . . . . . . . . . . . . . .    15

Stockholder Proposals . . . . . . . . . . . . . . . . . . . . . . . . .    15
Other Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15

Availability of Form 10-K Annual Report   . . . . . . . . . . . . . . .    15


























                                     (i)

                           THE COASTAL CORPORATION

                               PROXY STATEMENT

      The enclosed proxy is being solicited by the Board of Directors of The Coastal Corporation ("Coastal" or the "Company"), Coastal Tower, Nine Greenway Plaza, Houston, Texas 77046-0995, telephone number (713) 877-1400, for use at the 1995 Annual Meeting of Stockholders (the "Meeting") to be held at 10:00 a.m. on May 4, 1995, at the Stouffer Renaissance Hotel, Greenway Plaza, Houston, Texas, or any adjournments thereof. Certain directors, officers and employees of the Company will solicit proxies by telephone, telegram, mail or personal contact at the Company's expense. Arrangements will be made with brokers, nominees and fiduciaries to send proxies and proxy material at the Company's expense to their principals. This proxy statement is being mailed on or about March 28, 1995 to stockholders of record on March 15, 1995.

      The purpose of the Meeting is for the stockholders of the Company (1) to elect four Class III directors to terms of office expiring at the 1998 Annual Meeting of Stockholders and (2) to transact such other business as may properly come before the Meeting or any adjournments thereof.

      The total number of shares of stock of the Company outstanding and entitled to vote at the Meeting is 104,960,388 consisting of: 63,118 shares of $1.19 Cumulative Convertible Preferred Stock, Series A (the "Series A Preferred Stock"), 83,756 shares of $1.83 Cumulative Convertible Preferred Stock, Series B (the "Series B Preferred Stock"), and 34,191 shares of $5.00 Cumulative Convertible Preferred Stock, Series C (the "Series C Preferred Stock") (the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are referred to herein collectively as the "Preferred Stock"), 104,363,374 shares of Common Stock, and 415,949 shares of Class A Common Stock. Each share of Common Stock or Preferred Stock entitles the holder to one vote with respect to all matters to come before the Meeting and all of such shares will vote together as a single class. Except with respect to the election of one of the four Class III directors, each share of Class A Common Stock entitles the holder to 100 votes with respect to all matters to come before the Meeting, voting with the Common Stock and the Preferred Stock. In the election of directors, the Class A Common Stock will vote, together as a class with the Common Stock and Preferred Stock, for the election of three of the four Class III directors standing for election. The Common Stock and Preferred Stock will vote together as a class for the election of the one remaining Class III director standing for election. Only holders of voting securities of record at the close of business on March 15, 1995 are entitled to notice of, and to vote at, the Meeting or any adjournments thereof. Management knows of no person that owns beneficially more than five percent (5%) of the outstanding shares of any class of voting securities of the Company, other than as set forth below under "Stock Ownership." The aggregate of all shares entitled to vote at the meeting have 146,139,339 votes. A quorum consists of a majority of the votes entitled to be cast, or 73,069,670 votes.

      The Annual Report of the Company for the year ended December 31, 1994, including financial statements, is being mailed on or about March 28, 1995, together with this Proxy Statement to all stockholders of record as of March 15, 1995, except for accounts where the stockholder has filed a written request to eliminate duplicate reports. Additional copies of the Annual Report are available without charge, upon request. See "Availability of Form 10-K Annual Report."

      Each properly executed proxy received at or before the Meeting on May 4, 1995 will be voted at the Meeting as specified therein. If a stockholder does not specify otherwise, the shares represented by his or her proxy will be voted FOR the election of all the nominees as Class III directors. The shares held by each stockholder who signs and returns the enclosed proxy will be counted for purposes of determining the presence of a quorum at the Meeting unless such proxy is timely revoked. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time before it is voted by giving written notice to the Secretary of the Company, or by a stockholder personally voting his or her shares at the Meeting, or by giving a later dated proxy.

                               STOCK OWNERSHIP

      The following table sets forth information, as of March 15, 1995, with respect to each person known or believed by the Company to be the beneficial owner, who has or shares voting and/or investment power (other than as set forth below), of more than five percent (5%) of any class of its voting securities.

     Name and Address                                                                             Percent (%)
    of Beneficial Owner                      Title of Class            Number of Shares          of Class <F1>
    ___________________                      ______________            ________________          _____________
O. S. Wyatt, Jr.                          Class A Common Stock             154,577   <F2>              36.0
Chairman of the Board
of Coastal
Nine Greenway Plaza
Houston, Texas 77046-0995

Trustee/Custodian under the                   Common Stock              14,073,783   <F3>              13.4
Thrift Plan, ESOP and                     Class A Common Stock              76,988   <F3>              17.9
Pension Plan of Coastal
and its subsidiaries
Texas Commerce Bank
 National Association
600 Travis, 10th Flr.
Houston, Texas  77002

Isabel H. Long                          Series A Preferred Stock            28,976                     45.9
485 S. Parkview Ave.,
Columbus, Ohio  43209-1075

The DeZurik Family                      Series C Preferred Stock            34,191   <F4>             100.0
c/o David DeZurik
2460 S.E. 8th St.
Pompano Beach, Florida 33062

__________

<F1>
Class includes presently exercisable stock options held by directors and executive officers.

<F2>
Includes 7,354 shares of Class A Common Stock owned by the spouse and a son of Mr. Wyatt, as to which shares beneficial ownership is disclaimed.

<F3>
The Trustee/Custodian is the record owner of these shares; and also is the record owner of 953 shares of the Series B Preferred Stock, each of which is convertible into 3.6125 shares of Common Stock and 0.1 share of Class A Common Stock. Voting instructions are requested from each participant in the Thrift Plan and ESOP and from the trustees under a Pension Trust. Absent voting instructions, the Trustee is permitted to vote Thrift Plan shares on any matter, but has no authority to vote ESOP shares or Pension Plan shares. Nor does the Trustee/Custodian have any authority to dispose of shares except pursuant to instructions of the administrator of the Thrift Plan and ESOP or pursuant to instructions from the trustees under the Pension Trust.

<F4>
Members of the DeZurik family acquired the Series C Preferred Stock in connection with a 1972 Agreement of Merger involving the acquisition of Colorado Interstate Gas Company, a subsidiary of the Company.

                            ELECTION OF DIRECTORS

       The Company's Restated Certificate of Incorporation provides for a Board of Directors to serve in three classes having staggered terms of three years each. At present, there are thirteen directors: five directors whose terms of office expire at the 1995 Annual Meeting; four directors whose terms of office expire at the 1996 Annual Meeting; and four directors whose terms of office expire at the 1997 Annual Meeting. Information regarding each of the incumbent directors is set forth herein under the headings "Information Regarding Directors," "Executive Compensation," and "Certain Business Relationships." At the 1995 Annual Meeting, the stockholders will be asked to elect four Class III directors.

      The four nominees for Class III director, each of whom is presently serving in that capacity, and whose new terms would expire at the 1998 Annual Meeting of Stockholders, are: James F. Cordes, Roy L. Gates, Kenneth O. Johnson and Thomas R. McDade.

      Mr. J. Howard Marshall II, who has served since 1973 as a member of the Board of Directors and, until February 1995, the Executive Committee of the Board of Directors, has been seriously ill for several months and is unable to serve in an active capacity. His current term of office as a director expires at the 1995 Annual Meeting. At such time as he advises the Company that he is available to resume his duties on the Board and Executive Committee, the Board of Directors could elect Mr. Marshall to a term of office expiring at the 1996 Annual Meeting of Stockholders.

      The holders of Common Stock, voting as a class with the Preferred Stock, are entitled to elect 25% of the Company's directors standing for election at each meeting held for the election of directors. Mr. Cordes has been nominated by the Board of Directors to stand for election by the holders of Common Stock and Preferred Stock at the 1995 Annual Meeting. Each share of Common Stock and Preferred Stock has one vote for the election of this director. All directors and executive officers as a group own shares representing 3.5% of the votes entitled to be cast for the election of Mr. Cordes.

      The holders of Common Stock, Preferred Stock and Class A Common Stock, voting together as a class, are entitled to elect the remaining 75% of the Company's directors standing for election. Messrs. Gates, Johnson and McDade have been nominated by the Board of Directors to stand for election by the holders of Common Stock, Preferred Stock and Class A Common Stock at the 1995 Annual Meeting. Each share of Common Stock or Preferred Stock has one vote for the election of these three directors. Each share of Class A Common Stock has 100 votes for the election of these three directors. Holders of



Class A Common Stock entitled to vote at the Meeting have 41,594,900 votes of a total of 146,139,339 votes, or 28.5% of the votes entitled to be cast. All directors and executive officers as a group own shares representing 15.3% of the votes entitled to be cast for the election of Messrs. Gates, Johnson and McDade.

      If any nominee becomes unwilling or unable to serve, which is not expected, the proxies will be voted for a substitute person, if any, designated by the Board of Directors.

      The enclosed form of proxy provides a means for stockholders to vote for the election of the Class III directors listed above, to withhold authority to vote for one or more of such directors, or to withhold authority to vote for all of such directors. Unless a stockholder who withholds authority votes for the election of one or more other persons at the Meeting or votes by means of another proxy, the withholding of authority will have no effect upon the election of directors, assuming that a quorum (a majority of the votes entitled to be cast), is present at the Meeting.

Vote Required for Approval

      The nominees for director receiving a majority of the votes cast at the Meeting by stockholders present in person or by proxy and entitled to vote shall be elected. For purposes of counting the vote, the number of votes of which a majority is required will be reduced by the number of votes not cast.

                       INFORMATION REGARDING DIRECTORS

      The following table sets forth information, as of March 15, 1995, regarding each of the then current directors, including Class III directors standing for election, and all directors and executive officers as a group. Each director has furnished the information with respect to age, principal occupation and ownership of shares of stock of the Company. Messrs. Bissell, Burrow, Chapin and Katzin are Class I directors whose terms expire in 1996; Messrs. Arledge, Brundrett, Wooddy and Wyatt are Class II directors whose terms expire in 1997; and Messrs. Cordes, Gates, Johnson, Marshall and McDade are Class III directors whose terms expire in 1995.


























                                                                                   Number of Shares
 Name, (Age), Year               Offices with Coastal                                Beneficially        Percent (%)
First Became Director        and/or Principal Occupation       Title of Class         Owned<F1>         of Class*
_____________________        ___________________________       ______________     _________________     ____________
O. S. Wyatt, Jr.            Chairman of the Board and          Common Stock           3,179,981   <F2>         3.0
(70), 1955                  Chief Executive Officer            Class A Common Stock     154,577   <F2>        36.0
Harold Burrow               Vice Chairman of the Board;        Common Stock             154,112   <F2>
(80), 1973                  Chairman of Colorado Interstate    Class A Common Stock      13,602                3.2
                            Gas Company and American Natural
                            Resources Company

David A. Arledge            President and                      Common Stock             179,122
(50), 1988                  Chief Operating Officer            Class A Common Stock      13,940                3.2

John M. Bissell             Chairman and Chief Executive       Common Stock               4,576
(64), 1985                  Officer of Bissell Inc.            Class A Common Stock         -0-
George L. Brundrett, Jr.    Attorney; Former Senior Vice       Common Stock               4,910
(73), 1973                  President and General Counsel      Class A Common Stock       2,290
                            of the Company

Roy D. Chapin, Jr.          Former Chairman and                Common Stock               3,250   <F2>
(79), 1988                  Chief Executive Officer            Class A Common Stock         -0-
                            of American Motors Corporation

James F. Cordes             Executive Vice President;          Common Stock             120,062
(54), 1985                  President of American Natural      Class A Common Stock         -0-
                            Resources Company; President,
                            Natural Gas Group
Roy L. Gates                Retired; Ranching and Investments  Common Stock               4,095
(66), 1969                                                     Class A Common Stock       2,736

Kenneth O. Johnson          Senior Vice President              Common Stock              84,042
(74), 1988                                                     Class A Common Stock       9,604                2.2

Jerome S. Katzin            Retired Investment Banker          Common Stock              41,803   <F2>
(76), 1983                                                     Class A Common Stock         -0-
J. Howard Marshall, II      Retired; Former Executive of       Common Stock              11,924   <F2>
(90), 1973                  Allied Chemical Corporation,       Class A Common Stock         600   <F2>
                            Ashland Oil and Refining Company
                            and Signal Oil and Gas Company

Thomas R. McDade            Senior Partner, Law Firm of        Common Stock                 500
(62), 1993                  McDade & Fogler L.L.P., Houston    Class A Common Stock         -0-

L. D. Wooddy, Jr.           Retired; Former President of Exxon Common Stock               2,000
(68), 1992                  Pipeline Company                   Class A Common Stock         -0-
All directors and executive officers as a group                Common Stock           4,383,914   <F3>         4.2
(34 persons, including the above)                              Class A Common Stock     200,700   <F3>        46.7

                                           (See footnotes on following page)

* Less than one percent unless otherwise indicated. Class includes outstanding shares and presently exercisable stock options held by directors and executive officers. Excluding presently exercisable stock options, directors and executive officers as a group would



          own 186,832 shares of Class A Common Stock, which would constitute 44.9% of the shares of such class.

     <F1> Except for the shares referred to in Notes 2 and 3 below, and the shares represented by presently exercisable stock options, the holders are believed by Coastal to have sole voting and investment power as to the shares indicated. Amounts include shares in Coastal ESOP and Thrift Plan, and presently exercisable stock options held by Messrs. Burrow (14,189 shares of Common Stock), Arledge (160,503 shares of Common Stock and 13,868 shares of Class A Common Stock), Cordes (103,785 shares of Common Stock), and Johnson (53,915 shares of Common Stock).

     <F2> Includes shares owned by the spouse and a son of Mr. Wyatt
          (266,295 shares of Common Stock and 7,354 shares of Class A Common Stock), by the spouse of Mr. Burrow (5,000 shares of Common Stock), by the spouse of Mr. Chapin (1,000 shares of Common Stock) and by the spouse of Mr. Katzin (928 shares of Common Stock), as to which shares beneficial ownership is disclaimed; also includes shares owned by the estate of the late Mrs. Marshall (4,362 shares of Common Stock and 100 shares of Class A Common Stock).

     <F3> Includes presently exercisable stock options to purchase 674,265 shares of Common Stock and 13,868 shares of Class A Common Stock; also includes 280,339 shares of Common Stock and 7,354 shares of Class A Common Stock owned by spouses and children, as to which shares beneficial ownership is disclaimed; also includes
          4,362 shares of Common Stock and 100 shares of Class A Common Stock owned by the estate named in Note 2 above. In addition, one executive officer owns 8 shares of Series B Preferred Stock, each of which is convertible into 3.6125 shares of Common Stock and 0.1 share of Class A Common Stock.

     No incumbent director is related by blood, marriage or adoption to another director or to any executive officer of the Company or its subsidiaries or affiliates.

     Except as hereafter indicated, the above table includes the principal occupation of each of the directors during the past five years. The listed executive officers have held various executive positions with Coastal, American Natural Resources Company, ANR Pipeline Company and/or Colorado Interstate Gas Company during the five-year period.

     Mr. Bissell is a member of the Boards of Directors of Old Kent Financial Corporation and Batts Inc.

     Mr. Cordes is a member of the Board of Directors of Comerica Inc.

     Mr. Katzin is a member of the Board of Directors of Qualcomm
Incorporated.

     Mr. Marshall is a member of the Boards of Directors of Missouri-Kansas-Texas Railroad Company and Presidio Oil Company.

     Mr. McDade is a trial lawyer and the founding senior partner of the Houston law firm of McDade & Fogler L.L.P. Prior to forming McDade & Fogler L.L.P. he was a senior partner in the Houston law firm of Fulbright & Jaworski. He is a member of the Board of Directors of Equity Corporation International.




     Messrs. Arledge, Burrow, Cordes and Wyatt are directors of Colorado Interstate Gas Company and ANR Pipeline Company. Both of these subsidiaries of the Company are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Committees and Meetings

     The Company's Board of Directors has an Executive Committee which consists of Messrs. Wyatt (Chairman), Arledge, Burrow, Cordes and Wooddy which has general authority to act in the management and business affairs of the Company when the full Board of Directors is not in session, except for the review of capital expenditures in excess of $15,000,000.

     As permitted by the General Corporation Law of the State of Delaware and the Company's By-Laws, the Board of Directors and the Executive Committee took various corporate actions during 1994 by means of unanimous written consent. These actions included approval or review of certain capital expenditures, credit arrangements, corporate guarantees, elections of officers, establishment of bank accounts and similar authorizations.

     During 1994, the Board of Directors held 10 meetings and also approved 7 separate actions by unanimous consent. The Executive Committee held no meetings and approved 100 separate actions by unanimous consent.

     Each incumbent director attended a minimum of 80% of the aggregate of
(i) the 1994 meetings of the Board of Directors held during the period for which he has been a director and (ii) the total number of meetings held by all committees of the Board of Directors on which he served, except J. Howard Marshall II, who attended 70% of such meetings; Mr. Marshall was unable to attend certain meetings in 1994 due to illness.

     The Company also has an Audit Committee consisting of Messrs. Katzin (Chairman), Bissell and Gates which meets periodically to review the results of operations of the Company with members of the Company's staff who are responsible for accounting matters and from time to time with the Company's independent auditors, Deloitte & Touche LLP. During 1994, the Audit Committee met 8 times.

     In addition, the Company has a Compensation and Executive Development Committee which consists of Messrs. Bissell (Chairman), Chapin and Katzin which meets from time to time to review compensation, stock option awards and other matters concerning remuneration of employees of the Company. During 1994, the Compensation and Executive Development Committee met 4 times and also approved 16 separate actions by unanimous consent.

     The Company does not have a nominating committee.

Compensation of Directors

     There is a limitation of $60,000 per annum on director fees paid to any non-officer director. During 1994, each director, except Messrs. Wyatt, Burrow, Arledge, Cordes and Johnson received directors' fees at the annual rate of $24,000 for services as a director; in addition, Mr. Marshall received fees of $24,000 for services as a member of the Executive Committee; Mr. Wooddy was elected to the Executive Committee in December, 1994 and received a fee of $2,000 in January, 1995 for his services in 1994; Messrs. Bissell, Katzin and Gates each received fees of $24,000 for services as a member of the Audit Committee; Messrs. Bissell and Katzin each received fees of $12,000 for services as a member of the Compensation and Executive Development Committee. Mr. Chapin received fees of $15,000 for services as a member of the Compensation and Executive Development Committee. Directors


can elect to defer the receipt of all or any portion of their directors' compensation (including interest thereon at a market-related rate) until termination of service as a director.

     Mr. McDade's firm received a retainer of $250,000 and an additional $198,000 for other legal services rendered to the Company in 1994; and is receiving a retainer of $300,000 for legal services rendered and to be rendered in 1995.

                            EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

     The following table sets forth information for the fiscal years ended December 31, 1994, 1993 and 1992 as to cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the Company's Chief Executive Officer ("CEO") and its four other most highly compensated executive officers (the "Named Executive Officers").

                                               Summary Compensation Table

                                                                          Long Term Compensation
                                                                      ______________________________
                                  Annual Compensation<F1>                 Awards          Payouts
                           _________________________________           __________      ____________
                                                                       Securities                        All Other
                                                                       Underlying          LTIP           Compen-
Name and                                                                Options/         Payouts          sation
Principal Position         Year       Salary ($)<F2>   Bonus ($)<F4>  SARs (#)<F5>         ($)            $<F6>
__________________         ____       _____________    ____________   ___________     ___________        __________
O. S. Wyatt, Jr.,          1994        849,093           200,000             -0-           -0-              67,928
Chairman of the Board      1993        962,495            90,000             -0-                            71,690
and CEO                    1992      1,038,178<F3>           -0-             -0-                            75,974

David A. Arledge,          1994        553,873           150,000             -0-           -0-              44,310
President, Chief           1993        473,211            70,000          38,848                            42,042
Operating Officer          1992        469,858<F3>        60,000          35,000                            48,794
and Director

James F. Cordes,           1994        592,223           130,000             -0-           -0-              47,378
Executive V.P.             1993        624,675            50,000          32,094                            48,414
and Director               1992        596,221<F3>        60,000          25,000                            48,118

James A. King,             1994        343,823            75,000             -0-           -0-               6,877
Executive V.P.             1993        324,658            28,000          20,000                             3,254
                           1992        208,038<F3>        60,000          10,000                               -0-

Sam F. Willson,            1994        334,062            75,000             -0-           -0-              26,725
Jr.,                       1993        334,062            28,000          15,000                            28,600
Executive V.P.             1992        344,603<F3>        60,000          15,000                            29,443

________________________

<F1>
Does not include the value of perquisites and other personal benefits because the aggregate amount of such compensation, if any, does not exceed the lesser of $50,000 or 10 percent of annual salary and bonus for any named individual.

<F2>
Salary amounts for Messrs. Wyatt, Arledge and Cordes for 1992 and 1993 include directors' fees paid during these periods which were previously reported under "All Other Compensation." Directors' fees for members of management of the Company were eliminated in September, 1993. There was no salary change for Mr. Wyatt during 1994; the reduced base pay level for 1994 was due to the September 1993 salary reduction (reported in the 1994 Proxy Statement) being in effect for all of 1994.

<F3>
Due to the Company's practice of paying bi-weekly, there is one extra pay period reflected in the 1992 salary. Normally there are 26 pay periods, but approximately once every 11 years there are 27 pay periods; 1992 was such a year.

<F4>
Although 1993 bonus awards were not finalized by the Committee until after the 1994 Proxy Statement had been prepared, all awards were based solely on 1993 performance. Bonuses for 1992 were paid in equal installments over a three-year period, provided the employee was still employed on the anniversary date of the award. The 1994 bonuses were based on the following factors: the individual's position; the individual's responsibility; and the individual's ability to impact the Company's financial success. See Committee Report on page 9.

<F5>
The options do not carry any stock appreciation rights.

<F6>
All Other Compensation for 1994 consists of: (i) Company contributions to the Coastal Thrift Plan (O. S. Wyatt, Jr. $12,000; David A. Arledge $12,000; James F. Cordes $12,000; James A. King $4,232; and Sam F. Willson, Jr. $12,000); and (ii) certain payments in lieu of Thrift Plan contributions (O. S. Wyatt, Jr. $55,928; David A. Arledge $32,310; James F. Cordes $35,378; James A. King $2,645; and Sam F. Willson, Jr. $14,725). These payments are made to all employees of the Company and its subsidiaries who participate in the Thrift Plan who must discontinue their Thrift Plan participation due to federal statutory limits.

     Mr. Cordes is employed pursuant to a five-year employment contract expiring in 1995, which provides that if he is terminated for a reason not permitted by the employment contract, he will be entitled to receive for the remainder of the term the salary, employee benefits, perquisites, salary increases, bonuses and other incentive compensation which he would have received had he not been terminated. Such reasons are a significant change in title, duties, authorities or reporting responsibilities, a reduction in salary or benefits or a move of the location of his office to a location not acceptable to him.

Stock Options

     No option/SAR grants were made to the Named Executive Officers during the fiscal year ended December 31, 1994.

Option/SAR Exercises and Holdings

     The following table sets forth information with respect to the Named Executive Officers, concerning the exercise of options during the last fiscal year and unexercised options and SARs held as of the fiscal year ("FY") ended December 31, 1994.


                                  Aggregated Option/SAR Exercises In Last Fiscal Year
                                          And FY-End Option/SAR Values (1994)
                                                                          Number of
                                                                         Securities              Value of
                                                                         Underlying            Unexercised
                                                                         Unexercised           In-the-Money
                                                                        Options/SARs           Options/SARs
                                                                        at FY-End (#)         at FY-End ($)<F1>

                        Shares Acquired                                 Exercisable/           Exercisable/
       Name             on Exercise (#)      Value Realized ($)         Unexercisable         Unexercisable

_________________        _____________        __________________      _________________      _______________

O. S. Wyatt, Jr.             -0-                     -0-               -0-     /  -0-         -0-    / -0-
David A. Arledge             -0-                     -0-              167,371  / 103,002     473,536 / -0-

James F. Cordes              -0-                     -0-               98,785  /  73,002     206,367 / -0-
James A. King                -0-                     -0-                2,000  /  28,000      -0-    / -0-

Sam F. Willson, Jr.          -0-                     -0-               28,149  /  45,000      12,825 / -0-

__________________
<F1>
$-based on the market price of $25.63 at December 31, 1994.

               COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

     The following report has been provided by The Coastal Corporation's Compensation and Executive Development Committee (the "Committee") of the Board of Directors in accordance with current Securities and Exchange Commission ("S.E.C.") proxy statement disclosure requirements. The members of the Committee include John M. Bissell (Chairman), Roy D. Chapin, Jr., and Jerome S. Katzin.

     This material states Coastal's current overall compensation philosophy and program objectives. Detailed descriptions of the Company's compensation programs are provided as well as the information on the Company's 1994 pay levels for the CEO.

Overall Objectives of the Executive Compensation Program

     The Company's compensation philosophy and program objectives are directed by two primary guiding principles. First, the program is intended to provide fully competitive levels of compensation at expected levels of performance in order to attract, motivate and retain talented executives. Second, the program is intended to create an alignment of interests between the Company's executives and shareowners such that a significant portion of each executive's compensation is directly linked to maximizing shareholder value.

     In support of this philosophy, the executive compensation program is designed to reward performance that is directly relevant to the Company's short-term and long-term success. As such, the Company attempts to provide both short-term and long-term incentive pay that varies based on corporate and individual performance.


     To accomplish these objectives, the Committee has structured the executive compensation program with three primary underlying components: base salary, annual incentives, and long-term incentives (i.e., stock options). The following sections describe the Company's plans by element of compensation and discuss how each component relates to the Company's overall compensation philosophy.

     In reviewing this information, reference is often made to the use of competitive market data as criteria for establishing targeted compensation levels. The Company targets the market 50th percentile for its total compensation program and actual total compensation rates are generally consistent with that target. (However, the Company's competitive pay posture varies by pay element, as described below.) Several market data sources are used by the Company, including energy industry norms for the publicly traded peer companies included in the Company's shareholder return performance graphs, as reflected in these companies' proxy statements. In addition, we utilize published survey data and data obtained from independent consultants that are for general industry companies similar in size (i.e., revenues) to the Company. The published surveys include data on over 40 companies of comparable size to the Company, as measured by revenues. Greater emphasis is placed on the published data and data obtained from consultants than on the data for proxy peers, since the published data and consulting data are reflective of company size.

Base Salary Program

     The Company's base salary program is based on a philosophy of providing base pay levels that fall between the market 50th and 75th percentiles. The Company periodically reviews its executive pay levels to assure consistency with the external market. Generally, the Company's actual base salary levels for 1994 for executives as a group were consistent with the targeted percentiles. We believe it is crucial to provide strongly competitive salaries over time in order to attract and retain executives who are highly talented.

     Annual salary adjustments for the Company are based on several factors: general levels of market salary increases, individual performance, competitive base salary levels, and the Company's overall financial results. The Company reviews performance qualitatively considering total shareholder returns, the level of earnings, return on equity, return on total capital and individual business unit performance. These criteria are assessed qualitatively and are not weighted. All base salary increases are based on a philosophy of pay-for-performance and perceptions of an individual's long-term value to the Company. As a result, employees with higher levels of performance sustained over time will be paid correspondingly higher salaries.

The Annual Bonus Plan

     The Company's Annual Bonus Plan is intended to (1) reward key employees based on company/business unit and individual performance; (2) motivate key employees; and (3) provide competitive cash compensation opportunities to plan participants. Under the plan, target award opportunities vary by individual position and are expressed as a percent of base salary. The individual target award opportunities, which are slightly below market median levels, are then aggregated into a total target pool which is adjusted as described below. The amount a particular executive may earn is directly dependent on the individual's position, responsibility, and ability to impact our financial success.





     The actual bonus pool is established each year by modifying the target pool based on the Company's overall performance against measures established by the Committee. In fiscal year 1994, the key performance measure considered was earnings before interest and taxes ("EBIT") against plan. This measure was weighted 50% of the total bonus program. In 1994 the Company's EBIT performance significantly improved over 1993 performance. This 1994 EBIT achievement was above threshold standards (minimum performance level for bonus payment) but below a very aggressive plan, resulting in the EBIT portion of the bonus paid being below target. The remaining 50% of the annual bonus opportunity in 1994 is a discretionary annual bonus pool. As a result, no formula performance measures were used in establishing the size of awards under this portion of the plan. However, in establishing the size of the discretionary bonus pool, the Committee considered the Company's Return on Equity relative to industry peers (using the same peers included in the shareholder return graphs), Return on Total Capital compared to industry peers, the EBIT performance of each business unit, progress made toward improving the Company's operational and financial performance, and the need to reward unique individual contributions. These measures were not formally weighted by the Committee. The size of the discretionary bonus pool element was established above threshold but below target based on the qualitative performance assessment described above. As a result, actual bonus payments for 1994 were below target and median market levels.

     Individual awards from the established bonus pool are recommended by senior management, with advice and consent from the Committee. Individual awards from the pool are based on business unit and individual employee performance, future potential, and competitive considerations. All individual performance assessments are conducted in a non-formula fashion without specific goal weightings. The total bonus awards made may not exceed the amount of funds in the bonus pool.

Long-Term Incentive Plan

     The Company's Long-Term Incentive Plan ("LTIP") is designed to focus executive efforts on the long-term goals of the Company and to maximize total return to our shareholders. While the Company's LTIP allows the Committee to use a variety of long-term incentive devices, the Committee has relied solely on stock option awards to provide long-term incentive opportunities in recent years.

     Stock options align the interests of employees and shareholders by providing value to the executive through stock price appreciation only. All stock options have a ten year term before expiration and are fully exercisable within 7 years of the grant date.

     No stock options were granted to the Named Executive Officers in 1994 since the Company made larger than normal grants to key executives in December 1993. However, it is anticipated that stock option awards will be made periodically at the discretion of the Committee in the future. As in past years, the number of shares actually granted to a particular participant is also based on the Company's financial success, its future business plans, and the individual's position and level of responsibility within the Company. All of these factors are assessed subjectively and are not weighted.

1994 Chief Executive Officer Pay

     As previously described, the Committee considers several factors in developing an executive's compensation package. For the CEO, these include competitive market practices (consistent with the philosophy described for


other executives), experience, achievement of strategic goals, and the financial success of the Company (considering the factors described under the annual bonus plan above).

     Mr. Wyatt received no salary increase in 1994. The Committee took no action regarding Mr. Wyatt's base salary, in spite of significantly improved Company performance during the year. This lack of any adjustment is not a reflection of performance; rather, it is based on considering strong input from the CEO, who wants to see continued improvement in shareholder returns before receiving any base salary increase.

     Mr. Wyatt's bonus for 1994 performance was $200,000. This bonus award was below targeted levels (and below market median levels) since the Company's aggregate performance on the measures described in the annual bonus section of this report was below the aggressive Company targets (but above 1993 levels).

     The Committee granted no stock options to Mr. Wyatt in 1994 (consistent with past practices), considering the strongly expressed opinion of the CEO. Mr. Wyatt and the Committee considered Mr. Wyatt's current level of stock ownership in reaching this decision.

$1 Million Pay Deductibility Cap

     Under Section 162(m) of the Internal Revenue Code, public companies are precluded from receiving a tax deduction on compensation paid to executive officers in excess of $1 million. To address the $1 million pay deductibility cap issue, the Company's 1994 LTIP was structured so that stock option awards (which are intended to be the primary long-term incentive vehicle for the present time) qualify for an exemption from the $1 million pay deductibility limit.

     Also, at the present time, the CEO is the only executive whose base salary plus target bonus exceeds $1 million. In order to preserve the Company's tax deduction for the CEO's base salary plus bonus, the Company has established a nonqualified deferred compensation program for Mr. Wyatt. Under this program, any annual incentive awards that bring Mr. Wyatt's cash compensation to a level over $1 million will be deferred so that payments occur after Mr. Wyatt is no longer a Named Executive Officer, thus preserving the deductibility of the pay for the Company.

                            Compensation and Executive Development Committee

                            John M. Bissell, Chairman
                            Roy D. Chapin, Jr.
                            Jerome S. Katzin


















                          Pension Plan Table

     The following table shows for illustration purposes the estimated annual benefits payable currently under the Pension Plan and the Company's Replacement Pension Plan described below upon retirement at age 65 based on the compensation and years of credited service indicated.

                                                           Years of Credited Service
     5-Year Final                    ------------------------------------------------------------------
     Average Pay                     15 Years       20 Years       25 Years       30 Years     35 Years
     -----------                     --------       --------       --------       --------     --------
     $  125,000   . . . . . . .     $  34,265      $  45,687      $  57,109     $   68,531    $  67,812
        150,000   . . . . . . .        41,765         55,687         69,609         83,531       82,812
        175,000   . . . . . . .        41,765         55,687         69,609         83,531       82,812
        200,000   . . . . . . .        41,765         55,687         69,609         83,531       82,812
        225,000   . . . . . . .        41,765         55,687         69,609         83,531       82,812
        250,000   . . . . . . .        41,765         55,687         69,609         83,531       82,812
        300,000   . . . . . . .        41,765         55,687         69,609         83,531       82,812
        400,000   . . . . . . .        41,765         55,687         69,609         83,531       82,812
        450,000   . . . . . . .        41,765         55,687         69,609         83,531       82,812
        500,000   . . . . . . .        41,765         55,687         69,609         83,531       82,812

(A) Compensation covered under the Pension Plan for employees of the Company and the Company Replacement Pension Plan generally includes only base salary and is limited to $150,000 for 1994.

(B) Federal legislation has reduced the benefit which may be earned due to future service; however, benefits previously earned may not be reduced. At December 31, 1994 each of the individuals named in the Summary Compensation Table had covered salary for future benefit accrual of $150,000 and the following years of credited service and pension payable at age 65 (or current age, if over 65): Mr. Wyatt, 39 years, $469,834; Mr. Arledge, 14 years, $54,181; Mr. Cordes, 17 years, $74,523; Mr. King, 2 years $9,474 (not vested); and Mr. Willson, 22 years, $98,357.

(C) The normal form of retirement income is a straight life annuity. Benefits payable under the Pension Plan are subject to offset by 1.5% of applicable monthly social security benefits multiplied by the number of years of credited service (up to 33-1/3 years).

     The Employee Retirement Income Security Act of 1974, as amended by subsequent legislation, limits the retirement benefits payable under the tax-qualified Pension Plan. Where this occurs, the Company will provide to certain executives, including persons named in the Summary Compensation Table, additional nonqualified retirement benefits under a Company Replacement Pension Plan. These benefits, plus payments under the Pension Plan, will not exceed the maximum amount which the Company would have been required to provide under the Pension Plan before application of the legislative limitations, and are reflected in the above table and footnote
(B).




PERFORMANCE GRAPHS - SHAREHOLDER RETURN ON COMMON STOCK

                                 [GRAPH]

                                 Five-Year Cumulative Values
                                   $100 Invested 12/31/89
                                    Dividends Reinvested
                           DOLLAR VALUE OF $100 INVESTMENT AT DECEMBER 31,
                         ---------------------------------------------------
                          1989     1990     1991     1992     1993     1994
                         ------   ------   ------   ------   ------   ------
The Company . . . . . .  $100       99       77      76        90       84
S&P 500 . . . . . . . .  $100       97      126     136       150      152
Index<F1><F2> . . . . .  $100       81       73      85       104       96

<F1>
The Index is based on Value Line Diversified Natural Gas Group - the Performance Graph reflects total shareholder return weighted to reflect the market capitalizations of the peer companies. The peer group is comprised of: NorAm, Burlington Res., Columbia, Consolidated Nat. Gas, Eastern Enterprises, Enron, Enserch, Equitable Res.,KN Energy, Mitchell Energy, National Fuel Gas, Panhandle Eastern, Seagull Energy, Sonat, Southwestern Energy, Tenneco, Transco, Valero and Williams Cos.
<F2>
Coastal is excluded from the Index.

                                 [GRAPH]

                      Ten-Year Two Months Cumulative Values
                               $100 Invested 12/31/84
                                Dividends Reinvested
                                                  DOLLAR VALUE OF $100 INVESTMENT AT DECEMBER 31,                           FEB. 28
                         ------------------------------------------------------------------------------------------------
                          1984     1985     1986     1987     1988     1989     1990     1991     1992     1993     1994     1995
                         ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
The Company . . . . . .  $100       209      190      214      283      408       403     317      313      370      345      382
S&P 500 . . . . . . . .  $100       132      156      164      192      252       245     319      343      378      380      408
Index<F1><F2> . . . . .  $100       107      105      103      120      173       145     135      161      200      186      210

<F1>
The Index is based on Value Line Diversified Natural Gas Group - the Performance Graph reflects total shareholder return weighted to reflect the market capitalizations of the peer companies. The peer group is comprised of: NorAm, Burlington Res., Columbia, Consolidated Nat. Gas, Eastern Enterprises, Enron, Enserch, Equitable Res.,KN Energy, Mitchell Energy, National Fuel Gas, Panhandle Eastern, Seagull Energy, Sonat, Southwestern Energy, Tenneco, Transco, Valero and Williams Cos.
<F2>
Coastal is excluded from the Index.


                   TRANSACTIONS WITH MANAGEMENT AND OTHERS

     In February 1987, Coastal Mart, Inc. ("Coastal Mart"), a subsidiary of the Company, entered into a ten-year lease/purchase agreement (with options to renew) with Pester Marketing Company ("Pester Marketing") for 220 gasoline service stations (subsequently reduced to 182 stations through disposition of assets) located in the midwestern region of the United States. Jack Pester, a principal stockholder and Chief Executive Officer of Pester Marketing, subsequently became an employee, officer and director of Coastal Mart and was elected a Senior Vice President of the Company.
Mr. Pester is no longer active in the management of Pester Marketing, and his stock interest in that company has been placed in trust.

     During 1994, the lease transaction was terminated pursuant to an agreement under which Coastal Mart acquired ownership of and title to 175 of the gasoline service stations and Pester Marketing retained the seven remaining stations located in Colorado. Coastal Mart expended approximately $16 million in connection with the transaction, which was paid to creditors of Pester Marketing; various existing liens on the service stations were released and payment obligations of Pester Marketing to Coastal Mart in the amount of approximately $11 million were also released. The transaction was favorably reviewed by the Board of Directors of the Company.
                             ____________________

     The following table sets forth ownership of units of limited partnership interests in the Coastal 1986 Drilling Program, Ltd. and Coastal 1987 Drilling Program, Ltd. by directors and all directors and executive officers as a group.

                                                                                               1986      1987
                                                                                              $1,000    $1,000
Directors                                                                                      unit      unit
_________                                                                                     ______    ______
O. S. Wyatt, Jr.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        175       750
Harold Burrow . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        258       100
David A. Arledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         15         -
John M. Bissell . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         92         -
George L. Brundrett, Jr.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          -         -
Roy D. Chapin, Jr.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          -        20
James F. Cordes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          -         -
Roy L. Gates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          -         -
Kenneth O. Johnson  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         25         -
Jerome S. Katzin  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         50         -
J. Howard Marshall, II  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        175       350
Thomas R. McDade  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          -         -
L. D. Wooddy, Jr. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          -         -
All directors and executive
   officers as a group (34 persons,
   including the above)   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        855     1,240











                        CERTAIN BUSINESS RELATIONSHIPS

     Mr. J. Howard Marshall, II is part of the family group which owns 16% of Koch Industries, Inc., to and from which the Company and/or its subsidiaries frequently purchase, sell and exchange crude oil and refined products in the ordinary course of business. Mr. Marshall is also a director of Koch Industries, Inc. During 1994, the Company and/or its subsidiaries purchased, sold and exchanged approximately 19,864,000 barrels of oil and refined products with Koch Industries, Inc. and/or its subsidiaries ("Koch") costing approximately $371,223,600. In addition, during 1994, subsidiaries of the Company had natural gas and natural gas liquids purchases, sales, transportation, gathering and compression fees of approximately $24,461,400 with Koch. It is anticipated that the Company and/or its subsidiaries will continue to enter into similar transactions with Koch in the ordinary course of business.

              COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's directors and officers to file reports of ownership and changes in ownership of shares of the Company's stock with the S.E.C. Directors and officers are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based on its review of the copies of such reports received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, from January 1 through December 31, 1994, its directors and officers complied with all applicable filing requirements.

                             INDEPENDENT AUDITORS

     The Board of Directors of Coastal has designated Deloitte & Touche LLP to audit the books and accounts of the Company for the year ending
December 31, 1995. Deloitte & Touche LLP have been auditors for the Company since 1957. It is anticipated that representatives of such firm will be present at the Annual Meeting for the purpose of making a statement, should they desire, and responding to appropriate stockholder questions.

                            STOCKHOLDER PROPOSALS

     Stockholders who desire to submit proposals to the Company for consideration for inclusion in the Company's Proxy Statement and form of proxy for the 1996 Annual Meeting of Stockholders of Coastal must submit such proposals to the Secretary of the Company by November 30, 1995.

                                OTHER MATTERS

     Management does not intend to present any business at the Annual Meeting other than as set forth in the Notice of Annual Meeting and knows of no other business to be presented for action at the Meeting. If, however, any other business should properly come before the Annual Meeting or any adjournments thereof, it is intended that all proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the proxies.

                   AVAILABILITY OF FORM 10-K ANNUAL REPORT

     Copies of Coastal's Annual Report to Stockholders or its Annual Report on Form 10-K for the year ended December 31, 1994, as filed with the Securities and Exchange Commission, are available without charge to stockholders upon request to Mr. Austin M. O'Toole, Senior Vice President



and Secretary, The Coastal Corporation, Coastal Tower, Nine Greenway Plaza, Houston, Texas 77046-0995.




























































